Exhibit 99.1

Northern Oil and Gas, Inc. Announces 2014 First Quarter Results

WAYZATA, MINNESOTA — May 8, 2014 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) today announced 2014 first quarter results.

2014 FIRST QUARTER HIGHLIGHTS

•	First quarter 2014 production of 1,195,866 barrels of oil equivalent (“Boe”), or 13,287 average Boe per day, a 20% increase over the first quarter of 2013
•	Oil and gas sales were $96.8 million, a 16% increase over the first quarter of 2013
•	Northern spud 142 gross (13.8 net) wells during the quarter, bringing wells drilling or awaiting completion to a record 298 gross (24.4 net) wells as of March 31, 2014
•	Northern repurchased 1,018,897 shares of its common stock during the first quarter of 2014 at an average price of $13.46 per share

Northern’s Adjusted Net Income for the first quarter of 2014 was $11.4 million, or $0.19 per diluted share.  Adjusted Net Income excludes the impact of non-cash gains and losses on the mark-to-market of derivative instruments.  GAAP net income for the first quarter of 2014 was $6.6 million, or $0.11 per diluted share.  Adjusted EBITDA for the first quarter of 2014 was $65.1 million.

DRILLING AND COMPLETIONS UPDATE

Weather conditions impacted completion activity in the Williston Basin during the first quarter of 2014.  As a result, Northern added 89 gross (4.6 net) wells to production during the quarter, bringing the total producing well count to 1,847 gross (150.8 net) as of March 31, 2014.  Despite weather related completion delays, drilling activity remained strong as Northern spud 142 gross (13.8 net) wells during the quarter.  As a result, Northern’s number of wells drilling or awaiting completion increased to an all-time high of 298 gross (24.4 net) as of March 31, 2014.

The following table provides county detail for wells in process as of March 31, 2014.

County	Gross Wells	Net Wells	Percentage of Total
Mountrail	89	7.7	32%
McKenzie	95	7.1	29%
Williams	44	4.2	17%
Dunn	49	3.8	16%
Other	21	1.6	6%
Total	298	24.4	100%

APRIL ACTIVITY UPDATE

Completion activity began to accelerate in April and drilling activity remained strong during the month as well.  During April 2014, Northern completed and placed into production approximately 80 gross (6.7 net) wells, more net wells than the entire first quarter.  In addition, Northern spud an additional 42 gross (3.9 net) wells in April.  As of April 30, 2014, Northern was participating in approximately 260 gross (21.6 net) wells that were drilling or awaiting completion.

ACREAGE UPDATE

As of March 31, 2014, Northern controlled approximately 185,000 net acres targeting the Williston Basin Bakken and Three Forks formations.  During the first quarter of 2014, Northern acquired leasehold interests covering an aggregate of 4,859 net mineral acres at an average cost of $1,549 per net acre.

As of March 31, 2014, approximately 76% of Northern’s North Dakota acreage position, and 65% of Northern’s total acreage position, was developed, held by production or held by operations.

CAPITAL EXPENDITURES AND LIQUIDITY UPDATE

During the first quarter of 2014, Northern incurred $102.8 million of capital expenditures on drilling and completion and capitalized workover costs.  Capital expenditures in the first quarter include accrual amounts attributable to the 9.2 net well increase in wells on the current drilling or awaiting completion list, which increased from the 15.2 net wells as of December 31, 2013 to 24.4 net wells as of March 31, 2014.  In addition, during the first quarter Northern spent $11.4 million on acreage and other acquisition activities in the Williston Basin, and incurred $1.9 million of other capitalized costs.

Effective March 31, 2014, the lenders in Northern’s revolving credit facility agreed to increase the borrowing base from $450 million to $500 million.  At March 31, 2014, Northern had $138 million in outstanding borrowings under the revolving credit facility.  Including approximately $8.1 million in cash, the company had available liquidity of approximately $370.1 million at quarter-end.

Since initiating repurchases under the stock buyback program in August 2013, as of March 31, 2014, Northern has repurchased approximately 5% of its outstanding stock, a total of 3,055,280 shares at a total cost of $39.8 million, or an average cost of $13.04 per share.

MANAGEMENT COMMENT

“Although operational activity was impacted by weather during the first quarter, we are beginning to see robust completion activity in the second quarter, as evidenced by the April completions.  We are particularly excited about our inventory of in process wells, which are concentrated in our core areas of Mountrail, McKenzie, Williams and Dunn counties,” commented Northern’s Chairman and Chief Executive Officer Michael Reger.  “Historically, these four counties have produced our highest overall returns and we believe the high level of activity in these counties positions us for strong production growth in the remainder of this year.”

FIRST QUARTER 2014 OPERATING AND FINANCIAL RESULTS

The following table sets forth selected operating and financial data for the periods indicated.

	Three Months Ended March 31,
	2014	2013	% Change
Net Production:
Oil (Bbl)	1,075,246	902,738	19
Natural Gas and NGLs (Mcf)	723,724	585,412	24
Total (Boe)	1,195,866	1,000,306	20

Average Daily Production:
Oil (Bbl)	11,947	10,030	19
Natural Gas and NGLs (Mcf)	8,041	6,505	24
Total (Boe)	13,287	11,115	20

Average Sales Prices:
Oil (per Bbl)	$85.19	$88.63
Effect of Loss on Settled Derivatives on Average Price (per Bbl)	(6.34)	(0.41)
Oil Net of Settled Derivatives (per Bbl)	78.85	88.22	(11)
Natural Gas and NGLs (per Mcf)	7.19	5.40	33
Realized Price on a Boe Basis Including all Realized Derivative Settlements	75.25	82.78	(9)

Operating Expenses (per Boe):
Production Expenses	$9.76	$8.64	13
Production Taxes	8.19	7.81	5
General and Administrative Expense	3.34	3.99	(16)
Depletion, Depreciation, Amortization and Accretion	30.19	26.78	13

Oil and Natural Gas Sales

In the first quarter of 2014, oil, natural gas and NGL sales, excluding the effect of settled derivatives, increased 16% as compared to the first quarter of 2013, driven by a 20% increase in production and partially offset by a 3% decrease in realized prices, excluding the effect of settled derivatives.  The lower average realized price in the first quarter of 2014 as compared to the same period in 2013 was driven by a higher oil price differential.  Northern’s oil price differential to the NYMEX WTI benchmark during the first quarter of 2014 was $13.42 per barrel, as compared to $3.62 per barrel in the first quarter of 2013.

Derivative Instruments

For the first quarter of 2014, Northern incurred a loss on settled derivatives of $6.8 million, compared to a $0.4 million loss for the first quarter of 2013.  Northern had a non-cash mark-to-market derivative loss of $7.9 million in the first quarter of 2014 compared to a $14.9 million loss in the first quarter of 2013.

Production Expenses

Production expenses were $11.7 million in the first quarter of 2014 compared to $8.6 million in the first quarter of 2013.  Northern experiences increases in aggregate operating expenses as it adds new wells and maintains production from existing properties.  On a per unit basis, production expenses increased from $8.64 per Boe in the first quarter of 2013 to $9.76 in the first quarter of 2014.  The higher cost on a per unit basis in 2014 is primarily due to harsher weather conditions, as well as higher workover costs and water hauling and disposal expenses.

Production Taxes

Average production tax rates on oil and gas sales were 10.1% and 9.4% in the first quarter of 2014 and 2013, respectively.  Production tax expense was $9.8 million in the first quarter of 2014 compared to $7.8 million in the first quarter of 2013.  The 2014 increase in the production tax rate as a percentage of oil and gas sales is due to a declining portion of the production that qualifies for lower initial production tax rates.

General and Administrative Expense

General and administrative expense was $4.0 million for the first quarter of 2014, flat when compared to $4.0 million for the first quarter of 2013.  On a per unit basis, first quarter 2014 general and administrative expenses were $3.34 per Boe, a 16% reduction when compared with the $3.99 per Boe for the first quarter of 2013.

Depletion, Depreciation, Amortization and Accretion

Depletion, depreciation, amortization and accretion (“DD&A”) was $36.1 million in the first quarter of 2014 compared to $26.8 million in the first quarter of 2013.  Depletion expense, the largest component of DD&A, was $30.02 per Boe in the first quarter of 2014 compared to $26.66 per Boe in the first quarter of 2013.  The aggregate increase in depletion expense in the first quarter of 2014 compared to 2013 was driven by a 20% increase in production and a 13% increase in the depletion rate per Boe.

Interest Expense

Interest expense, net of capitalized interest, was $9.9 million in the first quarter of 2014 compared to $6.1 million in the first quarter of 2013.  The increase in interest expense was due to the issuance of $200 million in 8% senior unsecured notes during the second quarter of 2013.

Income Tax Provision

The provision for income taxes was $4.1 million in the first quarter of 2014 compared to $5.6 million in the first quarter of 2013.  The effective tax rate in the first quarter of 2014 was 38.4% compared to an effective tax rate of 38.5% in the first quarter of 2013.

Net Income

Net income was $6.6 million, or approximately $0.11 per diluted share, for the first quarter of 2014, compared to $9.0 million, or approximately $0.14 per diluted share, for the first quarter of 2013.  Net income in both periods was negatively impacted by non-cash losses on the mark-to-market of derivative instruments, net of tax, totaling $4.8 million in the first quarter of 2014 and $9.2 million in the first quarter of 2013.

Non-GAAP Financial Measures

Adjusted Net Income for the first quarter of 2014 was $11.4 million (representing approximately $0.19 per diluted share), compared to $18.1 million (representing approximately $0.29 per diluted share) for the first quarter of 2013.  The decrease in non-GAAP Adjusted Net Income is primarily due to lower realized commodity prices as well as higher interest and depletion expenses, which were partially offset by the continued addition of crude oil and natural gas production from new wells in 2014 compared to 2013.  Northern defines Adjusted Net Income as net income excluding (gain) loss on the mark-to-market of derivative instruments, net of tax.

Adjusted EBITDA for the first quarter of 2014 was $65.1 million, compared to Adjusted EBITDA of $63.5 million for the first quarter of 2013.  The increase in Adjusted EBITDA is primarily due to our continued addition of crude oil and natural gas production from new wells, which was partially offset by lower realized commodity prices in 2014 compared to 2013.   Northern defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization, and accretion, (iv) (gain) loss on the mark-to-market of derivative instruments and (v) non-cash share based compensation expense.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures.  A reconciliation of these measures to the most directly comparable GAAP measure is included in the accompanying financial tables found later in this release.  Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance.  Specifically, management believes the non-GAAP results included herein provide useful information to both management and investors by excluding certain expenses and unrealized derivatives gains and losses that management believes are not indicative of Northern’s core operating results.  In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring Northern’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes.

HEDGING UPDATE

Northern hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes Northern’s oil derivative contracts as of May 8, 2014, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2014:
Q2	60,000	$90.00 - $99.05	930,000	$91.15
Q3	60,000	$90.00 - $99.05	945,000	$89.81
Q4	60,000	$90.00 - $99.05	975,000	$89.77
2015:
Q1	–	–	990,000	$89.03
Q2	–	–	990,000	$89.03
Q3	–	–	630,000	$89.54
Q4	–	–	630,000	$89.54

FIRST QUARTER 2014 EARNINGS RELEASE CONFERENCE CALL

In conjunction with Northern’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 9, 2014 at 10:00 a.m. Central Time.  Details for the conference call are as follows:

Dial-In Number:  (888) 632-5010 (US/Canada) and (913) 312-1504 (International)
Conference ID:  3983809 - Northern Oil and Gas, Inc. First Quarter 2014 Earnings Call
Replay Dial-In Number: (888) 203-1112 (US/Canada) and (719) 457-0820 (International)
Replay Access Code:  3983809 - Replay will be available through May 23, 2014

UPCOMING CONFERENCE SCHEDULE

RBC Capital Markets Energy and Power Conference
June 2-3, 2014, New York, NY
GHS 100 Energy Conference
June 24-25, 2014, Chicago, IL

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control.

CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
enerhus@northernoil.com

NORTHERN OIL AND GAS, INC.
STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2014 AND 2013
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
REVENUES
Oil and Gas Sales	$96,802,970	$83,171,661
Loss on Settled Derivatives	(6,817,980)	(371,283)
Losses on the Mark-to-Market of Derivative Instruments	(7,859,683)	(14,910,655)
Other Revenue	-	8,359
Total Revenues	82,125,307	67,898,082

OPERATING EXPENSES
Production Expenses	11,677,429	8,641,210
Production Taxes	9,791,201	7,811,304
General and Administrative Expense	3,997,690	3,988,806
Depletion, Depreciation, Amortization and Accretion	36,100,921	26,792,693
Total Expenses	61,567,241	47,234,013

INCOME FROM OPERATIONS	20,558,066	20,664,069

OTHER INCOME (EXPENSE)
Interest Expense, Net of Capitalization	(9,898,968)	(6,108,000)
Other Income (Expense)	30,665	64
Total Other Income (Expense)	(9,868,303)	(6,107,936)

INCOME BEFORE INCOME TAXES	10,689,763	14,556,133

INCOME TAX PROVISION	4,100,000	5,604,614

NET INCOME	$6,589,763	$8,951,519

COMPREHENSIVE INCOME	$6,589,763	$8,951,519

Net Income Per Common Share – Basic	$0.11	$0.14
Net Income Per Common Share – Diluted	$0.11	$0.14
Weighted Average Shares Outstanding – Basic	61,203,725	62,857,322
Weighted Average Shares Outstanding – Diluted	61,446,274	63,316,301

NORTHERN OIL AND GAS, INC.
BALANCE SHEETS
MARCH 31, 2014 AND DECEMBER 31, 2013

	March 31, 2014 (unaudited)	December 31, 2013
CURRENT ASSETS
Cash and Cash Equivalents	$8,108,950	$5,687,166
Trade Receivables	82,201,632	86,816,981
Advances to Operators	608,471	618,786
Prepaid and Other Expenses	1,063,734	770,740
Derivative Instruments	-	62,890
Deferred Tax Asset	12,702,000	10,431,000
Total Current Assets	104,684,787	104,387,563

PROPERTY AND EQUIPMENT
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	1,728,444,854	1,611,073,747
Unproved	68,880,470	70,148,348
Other Property and Equipment	1,715,418	1,701,366
Total Property and Equipment	1,799,040,742	1,682,923,461
Less – Accumulated Depreciation and Depletion	(321,596,322)	(285,616,752)
Total Property and Equipment, Net	1,477,444,420	1,397,306,709

DERIVATIVE INSTRUMENTS	167,302	1,745,405

DEBT ISSUANCE COSTS	15,750,691	16,160,283

TOTAL ASSETS	$1,598,047,200	$1,519,599,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$168,619,872	$168,936,785
Accrued Expenses	2,479,401	2,645,178
Accrued Interest	13,488,970	3,386,409
Derivative Instruments	24,970,433	19,119,646
Total Current Liabilities	209,558,676	194,088,018

LONG-TERM LIABILITIES
Revolving Credit Facility	138,000,000	75,000,000
8% Senior Notes	509,168,142	509,539,823
Derivative Instruments	1,005,111	637,208
Other Noncurrent Liabilities	4,042,107	3,832,550
Deferred Tax Liability	123,045,000	116,674,000
Total Long-Term Liabilities	775,260,360	705,683,581

TOTAL LIABILITIES	984,819,036	899,771,599

COMMITMENTS AND CONTINGENCIES (NOTE 8)

STOCKHOLDERS’ EQUITY
Preferred Stock, Par Value $.001; 5,000,000 Authorized, No Shares Outstanding	-	-
Common Stock, Par Value $.001; 95,000,000 Authorized, (3/31/2014 – 60,983,706 Shares Outstanding and 12/31/2013 – 61,858,199 Shares Outstanding)	60,984	61,858
Additional Paid-In Capital	432,855,073	446,044,159
Retained Earnings	180,312,107	173,722,344
Total Stockholders’ Equity	613,228,164	619,828,361

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,598,047,200	$1,519,599,960

Reconciliation of Adjusted Net Income

	Three Months Ended March 31,
	2014	2013
Net Income	$6,589,763	$8,951,519
Add:
Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	4,841,565	9,169,655
Adjusted Net Income	$11,431,328	$18,121,174

Weighted Average Shares Outstanding – Basic	61,203,725	62,857,322
Weighted Average Shares Outstanding – Diluted	61,446,274	63,316,301

Net Income Per Common Share – Basic	$0.11	$0.14
Add:
Change due to Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	0.08	0.15
Adjusted Net Income Per Common Share – Basic	$0.19	$0.29

Net Income Per Common Share – Diluted	$0.11	$0.14
Add:
Change due to Loss on the Mark-to-Market of Derivative Instruments, Net of Tax	0.08	0.15
Adjusted Net Income Per Common Share – Diluted	$0.19	$0.29

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2014	2013
Net Income	$6,589,763	$8,951,519
Add:
Interest Expense	9,898,968	6,108,000
Income Tax Provision	4,100,000	5,604,614
Depreciation, Depletion, Amortization and Accretion	36,100,921	26,792,693
Non-Cash Share Based Compensation	557,865	1,122,274
Loss on the Mark-to-Market of Derivative Instruments	7,859,683	14,910,655
Adjusted EBITDA	$65,107,200	$63,489,755